                                                                    EXHIBIT 4.26

                      SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

        THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT is dated as of July 26, 2000, by and among CyberCash, Inc., a Delaware corporation, with headquarters located at 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 (the "COMPANY") and each of the purchasers set forth on the signature pages hereto (the "BUYERS").

        WHEREAS, the Company and the Buyers desire to amend Section 1(a)(ii) of that certain Securities Purchase Agreement dated as of August 19, 1999 by and among the Company and the Buyers, as amended by that certain Amendment to Securities Purchase Agreement dated as of September 7, 1999 by and among the Company and the Buyers (as amended, the "AGREEMENT").

        NOW, THEREFORE, the Company and each of the Buyers severally (and not jointly) hereby agree as follows:

        1. AMENDMENT TO AGREEMENT. Section 1(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

               "In the event that the average of the closing bid prices of the Common Stock as reported on Nasdaq for the ten (10) consecutive trading days immediately preceding October 19, 2000 (the "RESET Price") is less than the Closing Price, the Company shall, within three (3) business days of October 19, 2000, be required to either: (i) deliver to each Buyer additional shares of Common Stock (the "ADDITIONAL SHARES") in an amount such that the total number of shares of Common Stock issued to such Buyer (i.e., the Common Shares issued on the Closing Date plus the Additional Shares) equals (x) the Purchase Price paid by such Buyer on the Closing Date, divided by (y) the Reset Price; or (ii) pay to each Buyer in cash an amount equal to (x) the number of Additional Shares issuable to such Buyer pursuant to the preceding clause
               (i), multiplied by (y) the Reset Price; provided, however, that the Company may only elect to issue the Additional Shares in lieu of paying cash to any such Buyer if (and to the extent that) such issuance (i) is then registered pursuant to the Registration Statement and such Registration Statement is effective and (ii) would not require the approval of the Company's shareholders under Rule 4460(i) of the Nasdaq Marketplace Rules. In the event that the Company is unable to issue the Additional Shares due to the failure of either of the conditions set forth in the preceding proviso, the Company will pay to each of the Buyers the cash amount specified in the preceding sentence."

        2. EFFECT OF AMENDMENT. This Amendment shall not effect any of the other terms and conditions of the Agreement, which terms and conditions shall remain in full force and effect.


        IN WITNESS WHEREOF, the undersigned Buyers and the Company have caused this Agreement to be duly executed as of the date first above written.

CYBERCASH, INC.

By: /s/ John H. Karnes
    ------------------
    John H. Karnes
    Executive Vice President and Chief Financial Officer

RGC INTERNATIONAL INVESTORS, LDC
By:     Rose Glen Capital Management, L.P., Investment Manager
        By:    RGC General Partner Corp., as General Partner

By: /s/ Gary S. Kaminsky
    --------------------
    Gary S. Kaminsky
    Managing Director






                                       2